Exhibit 99.1

Amendment to Employment Agreement

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) dated as of January 25, 2018, amends that certain employment agreement dated April 1, 2012, as amended as of March 18, 2014 and March 23, 2016 (the “Employment Agreement”), between CSS Industries, Inc. (“CSS”) (as successor in interest to Lion Ribbon Company, LLC) and Carey Edwards (“Employee”).

WHEREAS, CSS and the Employee previously entered into the Employment Agreement, which, among other things, provides for the employment of the Employee in the position of Executive Vice President of Sales;

WHEREAS, CSS and the Employee desire to amend the Employment Agreement as specifically provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Modification of Employment Term Set Forth in Section 1.1 of the Employment Agreement. The parties acknowledge and agree that Section 1.1 of the Employment Agreement is hereby modified to provide that the Employment Term (as such term is defined in such Section 1.1) shall continue until March 31, 2020.

2.    Miscellaneous.    Except as expressly modified hereby, the Employment Agreement remains in full force and effect. Upon the execution and delivery hereof, the Employment Agreement shall thereupon be deemed to be amended as hereinabove set forth, and this Amendment and the Employment Agreement shall henceforth be read, taken and construed as one and the same instrument. This Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

IN WITNESS WHEREOF, this Amendment has been executed by CSS and the Employee as of the date first above written.

CSS INDUSTRIES, INC. (“CSS”) By: /s/ Christopher J. Munyan President and Chief Executive Officer
/s/ Carey Edwards Carey Edwards (“Employee”)